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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
iPCS, Inc.:

        We consent to the use of our report dated March 31, 2004, with respect to the consolidated statements of operations, redeemable preferred stock and equity (deficiency), and cash flows of iPCS, Inc. and subsidiaries for the year ended September 30, 2002, incorporated herein by reference. Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, has an accumulated deficit, and is in default under provisions of its credit agreement. On February 23, 2003, the Company filed for reorganization and protection from its creditors under Chapter 11 of the United States Bankruptcy Code. All of these conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Our report also refers to a change in the Company's method of recognizing interest expense on its senior discount notes in 2002.

/s/ KPMG LLP

Atlanta, Georgia
February 7, 2005

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM